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David Mordy – Director of Investor Relations

Thank you, Ginger. Good morning, everyone. Welcome to our first quarter 2018 earnings conference call. Scott Prochazka, president and CEO, and Bill Rogers, executive vice president and CFO, will discuss our first quarter 2018 results and provide highlights on other key areas. Also with us this morning are several members of management who will be available during the Q&A portion of our call.

In conjunction with our call, we will be using slides which can be found under the Investors’ section on our website, CenterPointEnergy.com. For a reconciliation of the non-GAAP measures used in providing earnings guidance in today’s call, please refer to our earnings news release and our slides. They have been posted on our website, as has our Form 10-Q.

Please note that we may announce material information using SEC filings, news releases, public conference calls, webcasts and posts to the Investors’ section on our website. In the future, we will continue to use these channels to communicate important information and encourage you to review the information on our website.

Today, management will discuss certain topics that will contain projections and forward-looking information that are based on management’s beliefs, assumptions and information currently available to management. These forward-looking statements are subject to risks or uncertainties. Actual results could differ materially based upon factors, including weather variations, regulatory actions, economic conditions and growth, commodity prices, changes in our service territories, and other risk factors noted in our SEC filings.

We will also discuss our guidance for 2018. The guidance range considers Utility Operations performance to date and certain significant variables that may impact earnings,

such as weather, regulatory and judicial proceedings, throughput, commodity prices, effective tax rates, and financing activities. In providing this guidance, the company uses a non-GAAP measure of adjusted diluted earnings per share that does not include other potential impacts, such as changes in accounting standards or unusual items, earnings or losses from the change in the value of the Zero-Premium Exchangeable Subordinated Notes or ZENS securities and the related stocks, or the timing effects of mark-to-market accounting in the company’s Energy Services business. The guidance range also considers such factors as Enable’s most recent public forecast and effective tax rates.

During today’s call and in the accompanying slides, we will refer to public law number 115-97, initially introduced as the Tax Cuts and Jobs Act, as TCJA or simply “Tax Reform.”

Before Scott begins, I would like to mention that this call is being recorded. Information on how to access the replay can be found on our website.

I’d now like to turn the call over to Scott.

Scott Prochazka – President and CEO

Thank you, David and good morning ladies and gentlemen. Thank you for joining us today, and thank you for your interest in CenterPoint Energy. I will begin on slide 5. This morning we reported first quarter 2018 net income of $165 million, or 38 cents per diluted share, compared with net income of $192 million, or 44 cents per diluted share in the same quarter of last year.

On a guidance basis, first quarter 2018 adjusted earnings were $241 million, or 55 cents per diluted share, compared with adjusted earnings of $160 million, or 37 cents per diluted share in the same quarter last year. Increases were associated with the lower federal income tax rate related to tax reform, improved Energy Services performance, equity return primarily due to the annual true-up of transition charges, usage primarily due to a return to more normal weather, rate relief and customer growth. These benefits were partially offset by higher operations and maintenance expense and depreciation and amortization.

Utility Operations and Midstream Investments both had a strong quarter. Simply put, our performance exceeded expectations this quarter and puts us on a track to achieve the high end of our $1.50—$1.60 diluted EPS guidance range. Our business segments continue to implement their strategies, which are focused on safely addressing the growing needs of our customers, while enhancing financial performance.

Now, I will cover business highlights, starting with Houston Electric on slide 6. Electric transmission and distribution core operating income in the first quarter of 2018 was $99 million, compared to $66 million in the same quarter of last year. We continue to see strong growth in our electric service territory, adding almost 40,000 metered customers since the first quarter of 2017. Throughput increased 4.7% in the first quarter of 2018 compared to the first quarter of 2017. We also completed and energized the Brazos Valley Connection in March. It was both ahead of schedule by two months and at a capital cost within the estimated range in the utility commission’s original order.

On the regulatory front, in February we filed a revision to our transmission investment recovery filing, also known as TCOS, which was previously approved in November 2017. We made this filing, per our letter to the PUC, to address certain impacts of tax reform. We also made a distribution investment recovery filing, often referred to as DCRF, in April to address certain impacts of tax reform and begin the recovery of distribution capital investment incurred since our last filing. For a complete overview of Houston Electric’s year-to-date regulatory developments, please see slide 24.

Turning to slide 7, Natural Gas Distribution operating income in the first quarter of 2018 was $156 million compared to $168 million in the same quarter last year. We continue to see solid customer growth with the addition of more than 31,000 customers since the first quarter of 2017. Later in the call, Bill will explain how this performance represents a year over year improvement.

In March, we reached a unanimous settlement agreement on our Minnesota rate case. The settlement makes decoupling a permanent part of the tariff. It also addresses the impacts of tax reform. This settlement has been ruled on by the administrative law judge and is now pending approval by the Minnesota PUC.

We made several other regulatory filings across our territories. These include an Arkansas formula rate plan, or FRP; an Oklahoma performance-based rate change, or PBRC, and GRIP filings in our Beaumont/East Texas and Texas Gulf divisions. For a complete overview of Natural Gas Distribution’s year-to-date regulatory developments, please see slide 25.

Turning to slide 8, Energy Services’ operating income was $54 million in the first quarter of 2018, compared to $20 million in the same quarter last year, excluding a mark-to-market loss of $80 million and gain of $15 million, respectively. Successful integration of recent acquisitions has resulted in commercial opportunities and improved financial performance at Energy

Services. As a result, we are increasing our operating income guidance for Energy Services to $70—$80 million for 2018.

On slide 9 we’ve captured some of the highlights from Enable’s first quarter earnings call on May 2. Midstream Investments contributed 12 cents per diluted share in the first quarter of 2018 compared to 10 cents per diluted share in the same period last year. Enable performed well this quarter. Quarterly volumes of gas gathered, processed and transported intrastate were all at their highest level since Enable’s formation in May of 2013. Enable stated on their 1st quarter call they do not anticipate issuing equity in 2018, further, they increased their net income guidance for the year. For these reasons, we continue to believe Enable is well positioned for success. Given the strong results Enable released on Wednesday, including their updated 2018 forecast, we believe they are currently undervalued.

As promised during our investor call last week, we want to further discuss our recently announced merger agreement with Vectren. Let me begin with a brief review of our merged companies operating areas, covered on slide 10. Upon closing, we will have regulated utility operations in 8 states serving more than 7 million customers. Additionally, we plan to invest in excess of $2 billion in capital each year through 2022. Finally, including the unregulated businesses, we will have a combined footprint covering nearly 40 states.

Slide 11 outlines the key strategic drivers for the merger. This strategic transaction will continue to advance us toward our vision of being the nation’s leader in delivering energy, service and value. First, the merged company will have expanded capabilities with respect to operating and customer-facing technologies. Our experience with smart meters, data management, intelligent grid, power alert service and advanced leak detection complement Vectren’s experience with energy efficiency, renewable energy and infrastructure services. These combined learnings can be effectively applied across the combined, larger customer base. Second, we will pursue additional growth opportunities as the merged company will have more customers who can access a wider mix of products and services. Further, the combined company will realize additional earnings by investing regulated capital to meet the needs of the 7+ million customer base. Third, the resulting company will be larger, approaching $30 billion in enterprise value, with more geographic and business line diversity. Size and scale also supports realizing operating efficiencies and the potential for more cost-effective financing through a lower cost of capital.

As seen on slide 12, our earnings mix will change with the combined company. We expect the proportion of earnings from utility operations will increase and the relative contribution of midstream investments will decrease. In addition to enhanced visibility created by this change in earnings mix, Vectren’s infrastructure business, also known as VISCO, is driven primarily by long-term infrastructure replacement plans within the gas utility sector. The combination of these elements provides us greater visibility and confidence in long-term earnings.

Let me close by providing commentary on our earnings trajectory on slide 13. First quarter 2018 was a strong quarter and, as stated earlier, we are updating our 2018 EPS guidance to the high end of our $1.50-$1.60 range. This represents over 15% growth from our 2017 guidance EPS. We want to reiterate our year-over-year 2019 and 2020 EPS growth guidance of 5-7%. Bill will provide specific insight into earnings potential as a result of the merger. The 2018 and 2019 guidance ranges are both exclusive of any one-time costs associated with the Vectren merger. I am also excited about the years beyond 2020. We expect to have strong fundamentals that will continue to drive earnings growth. We do not anticipate revisions to the capital plans of Vectren or CenterPoint, so the combined company expects to have strong rate base growth. We operate in states with constructive regulatory jurisdictions that include efficient capital recovery mechanisms. We are excited by the growth potential across the unregulated businesses and the increase in proportional earnings driven by regulated utility fundamentals. For example, VISCO is positioned to take advantage of industry-wide natural gas distribution capital spend as evidenced by their near record backlog of $765 million mentioned on Vectren’s first quarter call.

In summary, we had a great quarter, guided towards the top end of our 2018 earnings guidance range and are excited about CenterPoint’s post-merger future. I would like to thank our employees whose commitment and contributions are driving our success. Our continued focus on customers, reliability, safety, communities and financial performance will serve us well as we advance our businesses and work to realize the strategic value associated with our merger.

I’d like to now turn the call over to Bill.

Bill Rogers CFO

Thank you, Scott. I will start with quarter to quarter operating income walks for our Electric T&D and Natural Gas Distribution segments, followed by EPS drivers for Utility Operations and our consolidated business on a guidance basis. My intent is to help investors understand the elements which give us confidence in achieving the high end of our 2018 guidance range.

Before I begin, I will note that the adoption of the accounting standard for compensation-retirement benefits resulted in restating operating income for 2017 as it moved certain amounts below the operating income line. As you can see on slide 15, Houston Electric performed well during the quarter. The recording of a regulatory liability to reflect the decrease in the tax rate from the tax reform has a corresponding decrease to revenue of $12 million. This decrease in revenue is offset by lower income tax expense. Rate relief translated into a $23 million favorable variance for the quarter and customer growth translated into a $6 million positive variance. Usage accounted for $8 million favorable variance primarily as a result of a return to more normal weather. Equity return, primarily related to true up of transition charges, increased $14 million. However, we intend to make a non-standard filing for a true up of transition charges for Transition Bond Company IV this May. If approved, this could lower the transition charge and the equity return amortization in 2018. O&M accounted for an unfavorable variance of $6 million. Our objective is to maintain expense increases below 2.5% per year over the 5-year plan period. Excluding equity return and the tax reform adjustment, Houston Electric’s operating income increased from $59 million to $90 million on a quarter to quarter basis. Overall, Houston Electric is on track with our expectations.

Turning to slide 16, Natural Gas Distribution also performed well for the quarter. Operating income for the first quarter was $156 million versus $168 million for the first quarter last year. The recording of regulatory liabilities to reflect the decrease in the tax rate from tax reform has a corresponding decrease to revenue of $15 million and an offset in income tax expense. Rate relief translated into a $22 million positive variance and customer growth provided a $3 million benefit. Usage, related primarily to a return to more normal weather provided a $5 million benefit. Other, including O&M, accounted for a $12 million unfavorable variance. Planned leak repair, records management and pipeline integrity all contributed to higher O&M within gas. As with our Electric segment, over the longer term, we expect to manage expense increases below 2.5%. Depreciation and taxes accounted for a $15 million unfavorable variance. Within the depreciation and taxes variance, we would note that we had a Minnesota property tax refund benefit of $9 million in 2017. Without the tax reform adjustment and excluding the 2017 Minnesota property tax adjustment, operating income improved 7% quarter over quarter. We are on track with our expectations for this business segment.

Improvement in our Energy Services segment is included within the ten cent improvement in core operating income on slide 17. Energy Services first quarter operating income was $54 million, excluding mark-to-market adjustments, and represents a $34 million improvement over the first quarter of 2017. Successful integration of recent acquisitions has resulted in commercial opportunities and improved financial performance. Our Energy Services business, through size and scale, was well positioned to take advantage of price volatility and higher natural gas demand due to short term spikes from colder weather. Overall, weather was milder than normal. However, we did benefit from colder than normal weather in several of our key regions. Simply put, we are doing more profitable business with more customers. For this business segment, we are raising our operating income guidance for full-year 2018 to $70 to $80 million, which is included in our revised and higher earnings guidance for 2018.

Now returning to the earnings walk on slide 17, our quarter to quarter utility operations starts with twenty-seven cents in utility operations EPS and adds ten cents of improvement from core operating income. This is inclusive of Energy Services but exclusive of equity return. Next, we add two cents of improvement from equity return. The four-cent improvement in other includes the benefit from the tax reform in the federal tax rate. All in all, Utility Operations had an approximate 59% improvement on a quarter to quarter basis, with guidance EPS increasing from 27 cents to 43 cents per share.

Our consolidated guidance EPS comparison is on slide 18. The Utility Operations increases shown on the previous slides are totaled here for a sixteen cent improvement. On a quarter to quarter basis, Midstream had a two cent improvement in contribution to CenterPoint earnings. The quarter to quarter improvement would have been three cents but for a one cent mark to market gain that was recognized in first quarter 2017. Overall, we had approximately 49% quarter to quarter improvement on a guidance basis, or fifty-five cents per share in this quarter versus the thirty-seven cents per share in first quarter 2017. With the improvement for the first quarter we believe it was appropriate to update our 2018 guidance despite the fact that we have three-quarters of the year remaining.

Building on Scott’s discussion of our earnings trajectory, slide 19 provides our combined potential 2020 guidance earnings per share walk. Using publicly available 2018 guidance and earnings growth projections of 5 – 7% for CenterPoint Energy and 6 – 8% for Vectren, we provide a forecast of 2020 net income for each company. We are targeting $50—$100 million of near-term improvements in operating margin on a pre-tax basis from new revenue opportunities, commercial opportunities and corporate cost savings. We expect to recognize these operating margin improvements across our unregulated and regulated business footprint. For the purposes of this slide, we assume $3.5 billion of debt at 4% average interest expense. Next, we assume 90 to 110 million shares of CenterPoint common equity to provide both for the $2.5 billion net proceeds both for the acquisition of Vectren shares and for the potential issuance of common equity in 2019 or 2020 to fund rate base investment. Although this reflects issuance of common equity, as stated in the footnote, we continue to evaluate the inclusion of other high equity content securities, such as mandatory convertible securities in our plan of acquisition financing. Should we include these securities, then it would be less dilutive to our basic earnings per share calculation provided on this slide. This plan of financing does not contemplate sales of Enable common units in 2018 through 2020, rather this is accomplished by further sales of CenterPoint common shares. As we stated in our year end 2017 earnings call, and as disclosed in this foot note, we consider the sale of Enable common units to be a potential source of equity needs for our 2019 and 2020 rate base investment. This is under the assumption there is an attractive equity capital market environment for these securities.

The resulting 2020 potential EPS range is $1.76 to $1.98. As Scott shared in his call last week, this is neutral to accretive to our prior forecasted 2020 earnings per share range.

Next, I will turn to our financing plan and discuss two components. First, I will discuss merger financing in more detail, including our credit outlook. Secondly, I will discuss our plan for separating our Enable common units from CERC into a new wholly-owned subsidiary of CenterPoint called CenterPoint Midstream. This internal corporate restructure is subject to continued review and evaluation.

As you can see on slide 20, we plan to finance the acquisition of Vectren common shares with proceeds from the equity and debt markets. As previously discussed, CenterPoint will issue $2.5 billion of common and potentially high equity content securities such as mandatory convertible securities. The balance is $3.5 billion of debt financing, at the holding company and at CenterPoint Midstream, which would then dividend the proceeds to the holding company. We do not expect Houston Electric or CERC to issue debt to support the merger. This plan of financing is based on our objective to maintain a consolidated 15% adjusted FFO/Debt, or better, as measured by rating agencies. We believe that maintaining this metric, as well as our current business risk profile, will result in BBB or better credit quality at all current and future publicly-rated CenterPoint entities. For further clarity, again, I will repeat that we do not intend to sell Enable common units to finance the acquisition of Vectren shares.

We place high value on having solid investment grade credit quality. We met with all three rating agencies in advance of signing the Merger Agreement with Vectren. During those meetings, we shared our strategic rationale, plan of financing and forward-looking financial forecast. We will continue this dialogue as we execute our plan of financing, merger and corporate reorganization. All three rating agencies published after our announcement on Tuesday, April 24th. We have included some of their commentary on slide 21 and an update on our credit ratings and outlook.

As seen on slide 22, we are planning to separate our Enable common units from CERC through an internal spin of these interests. Subject to continued review and evaluation, we would establish the CenterPoint Midstream company in 2018 to hold our interests in Enable. This would be a direct or indirect wholly owned subsidiary of CenterPoint Energy, Inc. Please note that this would be an internal spin and not an external spin of our midstream interests. We have two objectives for this structure. First, the creation of this new entity would be to begin the transformation of CERC into an entity that owns and operates only regulated Natural Gas Distribution companies. Second, we anticipate that debt raised at CenterPoint Midstream will reflect our prior internal allocation of debt associated with the investments in the Midstream segment. Since there is legacy debt at both CERC and the holding company that is related to our midstream segment. CenterPoint Midstream’s new borrowing is expected to help reduce both CERC and holding company debt. At this time, we would not expect CenterPoint Midstream to be a separate SEC registrant or to have its own public credit ratings.

We expect this structure would potentially provide greater visibility of our internal and external performance measurement at our natural gas utilities and Midstream segments.

Before I close, I will add a few comments on the Vectren merger. We are combining two companies with strong capital investment opportunity and rate base growth. In addition to the regulated businesses, we believe we have the right mix of unregulated products and services to meet the customer needs of today and tomorrow. We delivered strong first quarter results this morning and we are excited that this merger provides us with the opportunity to deliver even stronger earnings results than we would as separate entities. We continue to target closing for the first quarter of 2019 and we are looking forward to sharing more detail as we get closer to closing. Finally, we’d like to note our recently declared dividend of 27.75 cents per common share. This is an approximate 4% increase relative to a year ago and consistent with our 4% increases in dividends over the last several years. Dividend declarations are made by our board in review of all of the financial facts and circumstances at the time of the declaration. Having stated that, we have modeled similar increases in our financial forecasts that I reviewed earlier in this presentation.

Operator:

Our first question comes from Michael Weinstein of Credit Suisse

??????:

This is ?????? in for Michael. So quick questions. We see on the merger, can you elaborate a little bit more on what confidence you have in terms of synergies and business opportunities in that merger given the physical distance between the companies.

Scott M. Prochazka:

Yeah. The way we look at this is we look at opportunities for revenue synergies between our unregulated businesses. They have customer lists which can benefit the combined new business mix, so that creates revenue opportunities. We have, with any corporate, public merger of this size, you obviously have opportunities for streamlining and efficiencies. If you look at just the number that we put in here as a placeholder of $50—$100 million of pre-tax. That’s a fairly small number compared to the revenue elements of the unregulated businesses as well as the combined O&M budget of the two companies. So, we think this is very achievable.

?????:

Right. Ok Thank you. So, on the FFO/debt. Can you remind us what kind of range of the combined entity. You indicate that 15% upon the closing of the merger. What range will you be comfortable and plan to improve that ratio in the future.

William D. Rogers:

That’s right. Subsequent to the merger on a forward-looking basis, we see 15% FFO/debt as calculated by the ratings agencies and that should gradually improve over time.

???:

Okay. Great. Thank you very much.

Scott M. Prochazka:

Yeah

Operator:

Our next question comes from Greg Gordon from Evercore ISI

Greg Gordon:

Thanks. Good Morning. Great quarter in the core business. Congratulations on a good start.

Scott M. Prochazka:

Thank you. Good Morning.

Greg Gordon:

Sorry to circle back on this, but frankly, you guys have paid a pretty significant premium to have the opportunity to merge with Vectren, and the businesses – the core utilities are excellent businesses. There’s no question about that. I’m just less familiar with their unregulated businesses.

And since the secret sauce here in terms of earning back the merger premium seems to be in the synergies you think you can generate in the unregulated segment, could you just, please, if you can, talk about what sort of the natural industrial logic is to the synergies there and why you believe that combining those businesses, your current energy services platform and their VISCO and VESCO businesses, creates that type of opportunity?

Scott M. Prochazka:

So, Greg, I think, to your point, it’s a mix of revenue opportunities, as well as efficiencies from combining two companies. So, it’s both of those pieces. But the piece you’re asking about specifically is the opportunities associated with these unregulated businesses. They have a – Vectren has an infrastructure business that works with utilities from around the country. They’re in over 30 states.

We have a gas business that also interfaces with similar types of LDCs as well as other companies across a similar number of states but not exactly the same states. The ability to bring in services to the utility that’s both infrastructure and gas sales oriented is presented by the combination of these businesses.

Further, when infrastructure – the infrastructure business goes in to do work for replacement of pipelines, sometimes there’s need for continuation of service to customers. We have a group within our energy services space that continue – that can continue to provide gas service, while that repair or replacement work is being done. So we could combine opportunities in that regard as well. Those are just a couple of examples.

Greg Gordon:

Great. Thanks. And it dawns upon me, just looking at the algebra here, that you’re targeting 5% to 7% long-term earnings growth, but the math here, if you were to hit the high end of the synergies, would obviously be significantly above 7%. So is that – am I missing something there because it seems fairly obvious?

And then second, what are the underlying assumptions you’re using with regard to Enable earnings contribution when you think about that guidance?

Scott M. Prochazka:

Well, as you know, Enable only gives guidance for the year, so we’ve incorporated a range of possible outcomes for Enable beyond the current year as we think about this growth rate. You are correct though that if we were to hit the high end and you did the math, the growth rate would actually be higher than the 5% to 7%. What we were trying to illustrate is that with respect to our current guidance of 5% to 7% per year growth for the next two years, this merger creates the opportunity for us to be accretive to that.

Greg Gordon:

Great. Thank you very much. Have a good day.

Scott M. Prochazka:

Thank you.

Operator:

Your next question is from Ali Agha from SunTrust.

Ali Agha:

Thank you and good morning.

Scott M. Prochazka:

Good morning, Ali.

Ali Agha:

Morning. Scott or Bill, as you’re looking at financing for the Vectren transaction, can you give us some sense on how you’re thinking about the equity portion of that, Bill, and the timing we should be looking at in terms of any milepost in your mind?

William D. Rogers:

Ali, all I can say on the timing is in advance of closing the acquisition and with respect to the forms of equity, as I said in my prepared remarks and as disclosed on the slide, common equity and consideration of other high-equity content securities such as mandatory convertibles.

Ali Agha:

Okay. And then, on the CES business, as you mentioned, you benefited from some spikes in weather which caused a very strong result this year. It’s called you to raise your guidance. What’s the visibility or confidence level that off that higher base, you can continue to grow or do you think, I mean, just given the nature of that business, does that include or create a level of volatility, even though it’s a small piece, but a level of volatility to your earnings that’s different from your base core utility business?

Scott M. Prochazka:

Ali, the way we look at it is we look at it as opportunity presented by some variability that we think is more normal or natural in the market. So, to that end, as we think about the projection we provided for this year, we look at the business as being able to outperform that next year.

Ali Agha:

Outperform that next year, okay. Thank you.

Scott M. Prochazka:

Yeah.

Operator:

Your next question is from Julien Dumoulin-Smith from Bank of America Merrill Lynch.

Josephine Moore:

Good morning, everybody. It’s Josephine on the line for Julien.

Scott M. Prochazka:

Good morning, Josephine.

Josephine Moore:

I just wanted to follow up on – you mentioned more equity issuance in 2019 and 2020 to fund the growth. Would that be for incremental CapEx opportunities from the combined unit, or would that be CapEx already in the plan?

William D. Rogers:

Josephine, good morning. It’s Bill.

Josephine Moore:

Good morning.

William D. Rogers:

We discussed this in our call in February that due to our increase in rate base investment, we should think about more equity in our capital structure, and our view would be that that could be provided by sales of Enable units in 2019 and 2020. For the purposes of the model that you have in front of you in this presentation, we’ve just assumed that that’s common equity.

Josephine Moore:

Got it. And then in regards to Energy Services, strong results this quarter. I was just wondering, is part of the restructuring in the capital structure, where will Energy Services sit? Is that going to be part of CERC, or is that going to move separately?

William D. Rogers:

I think that is to be determined.

Josephine Moore:

Got it. Okay. Great. That’s all on my end. Thank you very much.

William D. Rogers:

Thank you.

Operator:

Your next question is from Jonathan Arnold from Deutsche.

Jonathan Arnold:

I think you guys hit most of my questions just to the Energy Services, but I kind of like to probe a little more on if the level you are now talking about for 2018 is sustainable going forward. And in the prepared remarks, it sounded like you were talking about it being the result of volatility in the market. And I’ve heard you say that what you now see is more normal. I mean, it’s a very significant uptick in, well, a business that has been going along at a certain level. I just want to understand a little better. If we don’t...

Scott M. Prochazka:

Jonathan, this...

Jonathan Arnold:

Go ahead.

Scott M. Prochazka:

Jonathan, this is Scott. Let me try to clarify that a little bit. A component of why the business did better was related to somewhat we think is a more normal volatility. The majority of the improved performance was what I would consider base business. That has to do with the addition of customers and improvements in margin. And that is the result of effectively integrating the two acquisitions we made, the most recent one having been AEM. So that’s what is the primary driver of the improvement which we think is sustainable going forward. There was an element in here though that was caused by some weather-related volatility that we were able to take advantage of.

Jonathan Arnold:

Okay. So mostly sustainable effectively?

Scott M. Prochazka:

Yes.

Jonathan Arnold

And then in terms of how you’re thinking about the guidance – the 5% to 7%, is that now sort of formally off the high end of 2018 or is it still off of some other number?

Scott M. Prochazka:

You can think of it as off the high end.

William D. Rogers:

Yeah. Jonathan, in the slide that we used to develop the 2020 EPS, it was off the high end.

Jonathan Arnold:

Yeah. I see that. Okay. Great. I think that’s all I got. Thank you very much.

Scott M. Prochazka:

Thank you.

Operator:

Your next question is from Insoo Kim from RBC Capital Markets.

Insoo Kim:

Hi. Good morning, everyone.

Scott M. Prochazka:

Good morning, Insoo.

Insoo Kim:

Going back to the 2020 potential accretion and the earnings potential, obviously, the earnings benefit from the commercial opportunities and cost savings, you know, is pretty meaningful at least from our view. And I think you’ve reiterated the fact that beyond 2020, you expect this deal to be even more accretive. Does that mean that this $50 to $100 million pre-tax number could be higher in 2021 and 2022?

Scott M. Prochazka:

Yeah, I think it’s possible that there will be – in fact, we would expect to see more benefit in the out-years. We were just providing a picture of what it would look like if we were to accomplish two levels, either at $50 million total benefit or $100 million total pre-tax benefit.

Insoo Kim:

Understood. And then, maybe a question in Enable. Obviously given Enable has been performing well as of late and they expect to reduce exposure of your portfolio after the VVC acquisition. Does this make you rethink in any way your strategy of divesting it in general?

Scott M. Prochazka:

No. Our views about Enable are consistent with how we’ve been sharing them in the past. We think that Enable is well-positioned. They’re performing well in their space. You saw their call and their operations. We’ve just said that if we see constructive markets and an opportunity to redeploy some proceeds from a sale into a constructive market that we would consider doing so, but we’re still very positive on Enable’s performance. Our view to reduce exposure is simply about reducing exposure to the midstream space.

Insoo Kim.

Okay. So there’s no real defined timeline of when you’re going to be out the Enable stake.

Scott M. Prochazka:

That’s correct.

Insoo Kim:

Got it. Thank you very much.

Operator:

Your next question is from Steve Fleishman from Wolfe.

Steve Fleishman:

Good morning. Wanted to follow-up on that same question. So, Scott, you said in your remarks that Enable is – you think Enable’s undervalued based on the latest numbers they provided. And I guess arguably one of the main reasons the stock hasn’t done as well is because everyone knows CenterPoint may sell over time.

So, I guess question here is how do you kind of stop that feedback loop, and is your communication a little bit different from the standpoint that you’re not necessarily – it does require constructive markets to sell Enable, you’re not just going to do it because it’s strategically, you want to shrink the exposure?

Scott M. Prochazka:

Yeah. Steve, I think you’re absolutely right. It’s about finding a right opportunity in which to reduce our exposure. It’s not about a need to have to sell our position down. My comments about being undervalued, I think, are – certainly with respect to Enable, if you look at their performance, I think – unfortunately, I think the whole sector is suffering similar pressure as Enable at the moment.

That’s just a lack of a constructive market and the ability to attract investors at the moment. So, my comments are about both Enable and the industry, and I just want to reiterate that as we look for opportunities to reduce our ownership, we need to be very thoughtful about and do so in a coordinated fashion with Enable so that we don’t have a negative impact on Enable.

Steve Fleishman:

Okay. And I guess one could argue that having Vectren would further diversify your mix without you having to sell any Enable for a while, too. But...

Scott M. Prochazka:

It does have an ancillary benefit. I think we showed that on one of the slides. I even think referenced it on one of my comments.

Steve Fleishman:

My other question is on the synergies. Is there – could you give us a rough sense for the mix on the synergies between commercial revenue-type synergies versus cost synergies?

Scott M. Prochazka:

Yeah. We’re not far enough along to be able to do that. What we attempted to do here was put in some numbers that are very reasonable and very achievable. The exact mix between all of that is yet really to be determined.

Steve Fleishman:

Okay.

William D. Rogers:

Steve.

Steve Fleishman:

Thank you.

William D. Rogers:

Steve, I’ll just add one additional comment. Remember, the corporate cost savings or corporate G&A that we might have, that gets spread across all of our unregulated and regulated businesses and we’ll be keeping a good percentage of those savings.

Steve Fleishman:

Okay. So, the synergies that you’re showing there, that would only include the synergies you would expect to keep?

William D. Rogers:

Correct.

Steve Fleishman:

Yeah. Okay. Thank you.

Operator:

Your next question is from Charles Fishman from Morningstar Research.

Charles Fishman:

Hi. I think my question just got answered but let me make sure. Steve was referring to slide 19, the $50 million to $100 million potential commercial opportunities/cost savings, that’s strictly unregulated in the holding company. Anything that’s associated with the regulated utilities is up in the second line and is incorporated into the 6% to 8% growth. Is that correct?

William D. Rogers:

It’s partially correct, Charles. And that the – if it’s associated with the regulated businesses, that’s going to be for the benefit of those customers, but it is not captured in the first two lines which forecast CenterPoint and Vectren’s net income.

Charles Fishman:

But the $50 million to $100 million, that’s cost savings at unregulated, cost savings that – because you’ve got two holding companies that you’re – you can spread out over more operations. And obviously I think it was referred to earlier, the secret sauce of expanding the commercial opportunities which is certainly real and to be determined. But that’s all that’s included in that $50 million to $100 million.

There’s nothing – you’re not anticipating – any cost savings eventually flow to the regulated utility customers.

William D. Rogers:

those will go to the customers.

Charles Fishman:

OKAY. That’s what I thought. Just wanted to clarify – make sure. Thank you very much. That’s all I had.

Scott M. Prochazka:

Thank you.

Operator:

Your next question is from Larry Liou from JPMorgan.

Larry Liou:

Hey. Thanks for taking my question.

Scott M. Prochazka:

Hey. Good morning.

Larry Liou:

Good morning. Can you just give us a little more clarity around the internal spend? How much debt do you expect to raise at the new entity? And how would you go about kind of paying down that debt at CERC to get to the 48% debt ratio?

William D. Rogers:

Right. So the – I’ll begin with the first part of the question. Internally, we have allocated 3 to 4 times. EBITDA is the debt to that entity. And the EBITDA is simply the distributions to CenterPoint which were $297 million in 2017. So we will be working with the lending community as to what’s the right amount of debt that those distributions can support. You’re also correct in that we will be paying down some debt at CERC to get to the 52%-48% equity debt element, and that we have, at this point in time, a higher dollar amount of fixed rate debt relative to the rate base. So, we’ll be looking at various ways to do that in liability management structures.

Larry Liou:

Thanks for that. And just one last follow-up. Does the tax bases change for Enable because of the spin?

William D. Rogers:

It does not.

Larry Liou:

Okay. Thank you.

Operator:

Your last question comes from Lasan Johong with Auvila.

Lasan A. Johong:

Thank you. Just kind of curious on Enable. You can’t sell Enable to market because you can’t get the right price, and according to what Steve said and you agreed to, it’s kind of a negative feedback. Everybody is afraid that CenterPoint is going to sell. You don’t need it to finance Vectren, and you may or may not need it to finance internal utility projects. So, why not spin it to CenterPoint’s own shareholders and let each shareholder decide what they want to do with Enable. That gets rid of the negative feedback loop. It provides value to each individual shareholder and lets you realize the value which way they want. Why even talk about separating Enable into a separate unit and do all this other stuff? Just spin it off to your shareholders.

William D. Rogers:

Lasan, good morning. It’s Bill.

Lasan A. Johong:

Good morning.

William D. Rogers:

We did review an external spend as part of our strategic work on our Enable investment and we closed that out in the middle of last year. The statements we made at that time remain true today. If that were spun as a separate public entity, we did not want to put so much debt on that entity as it would be – in its ability to service that debt or in its ability to look forward for other opportunities. And with the limited amount of debt that we could put on that SpinCo, we would have had too much remaining debt at CenterPoint. So we terminated our discussions and our thinking on that for that reason and that remains true today.

Lasan A. Johong:

Bill, I apologize. I wasn’t talking about an external spin, but a spin to your own shareholders, dividending out the shares to your own shareholders.

William D. Rogers:

And that’s what I mean by an external spin.

Lasan A. Johong:

Okay. Alright, thank you.

Scott M. Prochazka:

Thank you.

David Mordy:

Thank you, everyone, for your interest in CenterPoint Energy. We look forward to seeing many of you with the upcoming AGA Conference. And that concludes our first quarter 2018 earnings call. Have a great day.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. The company also owns 54.0 percent of the common units representing limited partner interests in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp. Enable Midstream Partners owns, operates and develops natural gas and crude oil infrastructure assets. With more than 8,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, go to www.CenterPointEnergy.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The statements contained in this document contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this document are forward-looking statements made in good faith by CenterPoint Energy, Inc. (“CenterPoint Energy”) and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this document, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words are intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to: (1) CenterPoint Energy’s proposed acquisition of Vectren Corporation (“Vectren”), (2) shareholder and regulatory approvals, (3) the completion of the proposed transactions, (4) benefits of the proposed transactions, (5) integration plans and expected synergies, (6) the expected timing of completion of the transactions, and (7) anticipated future financial measures and operating performance and results, including estimates for growth and other matters affecting future operations.

Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the risk that Vectren may be unable to obtain shareholder approval for the proposed transactions, (2) the risk that CenterPoint Energy or Vectren may be unable to obtain governmental and regulatory approvals required for the proposed transactions, or that required governmental and regulatory approvals or agreements with other parties interested therein may delay the proposed transactions or may be subject to or impose adverse conditions or costs, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transactions or could otherwise cause the failure of the proposed transactions to close, (4) the risk that a condition to the closing of the proposed transactions or the committed financing may not be satisfied, (5) the failure to obtain, or to obtain on favorable terms, any equity, debt or other financing necessary to complete or permanently finance the proposed transactions and the costs of such financing, (6) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the proposed transactions, (7) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Vectren that could interfere with the proposed transactions, (8) the timing to consummate the proposed transactions, (9) the costs incurred to consummate the proposed transactions, (10) the possibility that the expected cost savings, synergies or other value creation from the proposed transactions will not be realized, or will not be realized within the expected time period, (11) the risk that the companies may not realize fair values from properties that may be required to be sold in connection with the merger, (12) the credit ratings of the companies following the proposed transactions, (13) disruption from the proposed transactions making it more difficult to maintain relationships with customers, employees, regulators or suppliers, (14) the diversion of management time and attention on the proposed transactions, (15) the performance of Enable Midstream Partners, LP (“Enable”), the amount of cash distributions CenterPoint Energy receives from Enable, Enable’s ability to redeem the Series A Preferred Units in certain circumstances and the value of CenterPoint Energy’s interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as: (A) competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable; (B) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids (“NGLs”), the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines; (C) the demand for crude oil, natural gas, NGLs and transportation and storage services; (D) environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; (E) recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable; (F) changes in tax status; (G) access to debt and equity capital and (H) the availability and prices of raw materials and services for current and future construction projects; (16) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns, (17) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment, (18) future economic conditions in regional and national markets and their effect on sales, prices and costs, (19) weather variations and other natural phenomena, including the impact of severe weather events on operations and capital, (20) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s and Enable’s businesses, including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by CenterPoint Energy’s regulated businesses, (21) tax reform and legislation, including the effects of the comprehensive tax reform legislation informally referred to as the TCJA and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred taxes and CenterPoint Energy’s rates, (22) CenterPoint Energy’s ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms, (23) the timing and extent of changes in commodity prices, particularly natural gas, and the effects of geographic and seasonal commodity price differentials, (24) actions by credit rating agencies, (25) changes in interest rates and their impact on CenterPoint Energy’s costs of borrowing and the valuation of its pension benefit obligation, (26) problems with regulatory approval, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates, (27) local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change, (28) the impact of unplanned facility outages, (29) any direct or indirect effects on CenterPoint Energy’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt CenterPoint Energy’s businesses or the businesses of third parties, or other catastrophic events such as fires, earthquakes, explosions, leaks, floods, droughts, hurricanes, pandemic health events or other occurrences, (30) CenterPoint Energy’s ability to invest planned capital and the timely recovery of CenterPoint Energy’s investment in capital, (31) CenterPoint Energy’s ability to control operation and maintenance costs, (32) the sufficiency of CenterPoint Energy’s insurance coverage, including availability, cost, coverage and terms, (33) the investment performance of CenterPoint Energy’s pension and postretirement benefit plans, (34) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of CenterPoint Energy’s financing and refinancing efforts, including availability of funds in the debt capital markets, (35) changes in rates of inflation, (36) inability of various counterparties to meet their obligations to CenterPoint Energy, (37) non-payment for CenterPoint Energy’s services due to financial distress of its customers, (38) the extent and effectiveness of CenterPoint Energy’s risk management and hedging activities, including, but not limited to, its financial and weather hedges, (39) timely and appropriate regulatory actions allowing securitization for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey, (40) CenterPoint Energy’s or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses (including a reduction of CenterPoint Energy’s interests in Enable, whether through its decision to sell all or a portion of the Enable common units it owns in the public equity markets or otherwise, subject to certain limitations), which CenterPoint Energy cannot assure will be completed or will have the anticipated benefits to it or Enable, (41) acquisition and merger activities involving CenterPoint Energy or its competitors, including the ability to successfully complete merger, acquisition or divestiture plans, (42) the expected timing, likelihood and benefits of completion of CenterPoint Energy’s proposed acquisition of Vectren, including the timing, receipt and terms and conditions of any required approvals by Vectren’s shareholders and governmental and regulatory agencies that could reduce anticipated benefits or cause the parties to delay or abandon the proposed transactions, as well as the ability to successfully integrate the businesses and realize anticipated benefits, the possibility that long-term financing for the proposed transactions may not be put in place before the closing of the proposed transactions and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect, (43) CenterPoint Energy’s or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations, (44) the outcome of litigation, (45) the ability of retail electric providers (“REPs”), including REP affiliates of NRG and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to CenterPoint Energy and its subsidiaries, (46) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy and RRI), a wholly-owned subsidiary of NRG Energy, Inc. (“NRG”), and its subsidiaries, currently the subject of bankruptcy proceedings, to satisfy their obligations to CenterPoint Energy, including indemnity obligations, (47) changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation, (48) the timing and outcome of any audits, disputes and other proceedings related to taxes, (49) the effective tax rates and (50) the effect of changes in and application of accounting standards and pronouncements.

The foregoing list of factors is not all-inclusive because it is not possible to predict all factors. Furthermore, it may not be possible to assess the impact of any such factor on CenterPoint Energy’s or Vectren’s respective businesses or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Additional risks and uncertainties will be discussed in other materials that CenterPoint Energy and Vectren will file with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transactions. Other risk factors are detailed from time to time in CenterPoint Energy’s and Vectren’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, but any specific factors that may be provided should not be construed as exhaustive. Each forward-looking statement speaks only as of the date of the particular statement. While CenterPoint Energy believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, CenterPoint Energy undertakes no obligation to update or revise any of these forward-looking statements whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES BY CENTERPOINT ENERGY IN PROVIDING GUIDANCE

In addition to presenting its financial results in accordance with generally accepted accounting principles (GAAP), including presentation of net income and diluted earnings per share, CenterPoint Energy also provides guidance based on adjusted net income and adjusted diluted earnings per share, which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable GAAP financial measure. CenterPoint Energy’s adjusted net income and adjusted diluted earnings per share calculation excludes from net income and diluted earnings per share, respectively, the impact of ZENS and related securities, mark-to-market gains or losses resulting from the company’s Energy Services business and adjustments for impairment charges. CenterPoint Energy is unable to present a quantitative reconciliation of forward looking adjusted net income and adjusted diluted earnings per share because changes in the value of ZENS and related securities and mark-to-market gains or losses resulting from the company’s Energy Services business are not estimable.

CenterPoint Energy’s management evaluates CenterPoint Energy’s financial performance in part based on adjusted net income and adjusted diluted earnings per share. CenterPoint Energy’s management believes that presenting these non-GAAP financial measures enhances an investor’s understanding of CenterPoint Energy’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods. The adjustments made in these non-GAAP financial measures exclude items that CenterPoint Energy’s management believes does not most accurately reflect the company’s fundamental business performance. These excluded items are reflected in the reconciliation tables of this news release, where applicable. CenterPoint Energy’s adjusted net income and adjusted diluted earnings per share non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, net income and diluted earnings per share, which respectively are the most directly comparable GAAP financial measures. These non-GAAP financial measures also may be different than non-GAAP financial measures used by other companies.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the merger of Vectren into CenterPoint Energy. In connection with the proposed transactions, Vectren expects to file a proxy statement, as well as other materials, with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME

AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by Vectren with the SEC at http://www.sec.gov, the SEC’s website, or from Vectren’s website (http://www.vectren.com) under the tab, “Investors” and then under the heading “SEC Filings.” Security holders may also read and copy any reports, statements and other information filed by Vectren with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

PARTICIPANTS IN THE SOLICITATION

CenterPoint Energy, Vectren and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from Vectren’s shareholders with respect to the proposed transactions. Information regarding the directors and executive officers of CenterPoint Energy is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 15, 2018, and information regarding the directors and executive officers of Vectren is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 22, 2018. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed transactions.

For more information contact Media: Leticia Lowe Phone 713.207.7702 Investors: David Mordy Phone 713.207.6500

For Immediate Release

CenterPoint Energy reports first quarter 2018 earnings of $0.38 per diluted share; $0.55 per diluted share on a guidance basis

Company anticipates achieving the high end of its $1.50 - $1.60 2018 EPS guidance range, excluding one-time costs associated with the Vectren merger

Houston - May 4, 2018 - CenterPoint Energy, Inc. (NYSE: CNP) today reported net income of $165 million, or $0.38 per diluted share, for the first quarter of 2018, compared with $192 million, or $0.44 per diluted share for the same period of the prior year. On a guidance basis, first quarter 2018 earnings were $0.55 per diluted share, consisting of $0.43 from utility operations and $0.12 from midstream investments. First quarter 2017 earnings on a guidance basis were $0.37 per diluted share, consisting of $0.27 from utility operations and $0.10 from midstream investments.

Operating income for the first quarter of 2018 was $251 million, compared with $291 million in the first quarter of the prior year. The retrospective adoption of the accounting standard for compensation-retirement benefits (ASU 2017-07) resulted in an increase to operating income and a corresponding decrease to other income of $17 million for the first quarter of 2017. Equity income from midstream investments was $69 million for the first quarter of 2018, compared with $72 million for the first quarter of the prior year.

“We are off to a strong start this year,” said Scott M. Prochazka, president and chief executive officer of CenterPoint Energy. “Continued growth across our service territories, rate recovery and Energy Services’ performance all position us to be at the high end of our 2018 EPS guidance. Beyond 2018 we are looking forward to closing the recently announced merger agreement with Vectren in the first quarter of 2019.”

Business Segments

Electric Transmission & Distribution

The electric transmission & distribution segment reported operating income of $115 million for the first quarter of 2018, consisting of $99 million from the regulated electric transmission & distribution utility operations (TDU) and $16 million related to securitization bonds. Operating income for the first quarter of 2017 was $86 million, consisting of $66 million from the TDU and $20 million related to securitization bonds.

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Operating income for the TDU benefited primarily from higher equity return related to the annual true-up of transition charges, rate relief and increased usage resulting from favorable weather and customer growth. These benefits were partially offset by lower revenues reflecting the lower federal tax rate due to the Tax Cuts and Jobs Act (TCJA) and higher operation and maintenance expenses.

The retrospective adoption of ASU 2017-07 resulted in an increase to electric transmission and distribution operating income and a corresponding decrease to other income of $8 million for the first quarter of 2017.

Natural Gas Distribution

The natural gas distribution segment reported operating income of $156 million for the first quarter of 2018, compared with $168 million for the same period of 2017. Operating income benefited from rate relief, increased usage due to favorable weather and customer growth. These increases were more than offset by lower revenues reflecting the lower federal tax rate due to the TCJA, higher operation and maintenance expenses, higher taxes due primarily to the Minnesota property tax refund of $9 million in 2017, and higher depreciation and amortization expenses.

The retrospective adoption of ASU 2017-07 resulted in an increase to natural gas distribution operating income and a corresponding decrease to other income of $4 million for the first quarter of 2017.

Energy Services

The energy services segment reported an operating loss of $26 million for the first quarter of 2018, which included a mark-to-market loss of $80 million, compared with operating income of $35 million for the same period in 2017, which included a mark-to-market gain of $15 million. Excluding mark-to-market adjustments, operating income was $54 million for the first quarter of 2018 compared with $20 million for the same period of 2017. The increase in operating income was primarily due to incremental volumes from customers and improved margin rates, resulting from commercial opportunities attributable to recent acquisitions and from colder than normal weather in several U.S. regions.

Midstream Investments

The midstream investments segment reported $69 million of equity income for the first quarter of 2018, compared with $72 million in the first quarter of the prior year.

Earnings Outlook

CenterPoint Energy anticipates achieving the high end of the $1.50 - $1.60 guidance range for 2018, excluding one-time costs associated with the proposed Vectren merger. This guidance is inclusive of Enable’s net income guidance of $375 million - $445 million announced on Enable Midstream’s first quarter earnings call on May 2, 2018. The guidance range assumes ownership of 54.0 percent of the common units representing limited partner interests in Enable Midstream

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and includes the amortization of CenterPoint Energy’s basis differential in Enable Midstream and effective tax rates. CenterPoint Energy does not include other potential Enable Midstream impacts on guidance, such as any changes in accounting standards or unusual items.

The guidance range considers utility operations performance to date and certain significant variables that may impact earnings, such as weather, throughput, commodity prices, effective tax rates, financing activities, and regulatory and judicial proceedings to include regulatory action as a result of recent tax reform legislation.

In providing this guidance, CenterPoint Energy uses a non-GAAP measure of adjusted diluted earnings per share that does not consider other potential impacts, such as changes in accounting standards or unusual items, earnings or losses from the change in the value of the ZENS securities and the related stocks, or the timing effects of mark-to-market accounting in the company’s Energy Services business.

	Quarter Ended
	March 31, 2018		March 31, 2017
	Net Income (in millions)	Diluted EPS	Net Income (in millions)	Diluted EPS
Consolidated net income and diluted EPS as reported	$165	$0.38	$192	$0.44
Midstream Investments	(52)	(0.12)	(45)	(0.10)

Utility Operations (1)	113	0.26	147	0.34

Timing effects impacting CES(2):
Mark-to-market (gains) losses (net of taxes of $19 and $5)(3)	61	0.14	(10)	(0.02)
ZENS-related mark-to-market (gains) losses:
Marketable securities (net of taxes of $1 and $16) (3)(4)	—	—	(28)	(0.06)
Indexed debt securities (net of taxes of $3 and $4) (3)(5)	15	0.03	6	0.01

Utility operations earnings on an adjusted guidance basis	$189	$0.43	$115	$0.27

Adjusted net income and adjusted diluted EPS used in providing earnings guidance:
Utility Operations on a guidance basis	$189	$0.43	$115	$0.27
Midstream Investments	52	0.12	45	0.10

Consolidated on a guidance basis	$241	$0.55	$160	$0.37

(1)	CenterPoint earnings excluding Midstream Investments
(2)	Energy Services segment
(3)	Taxes are computed based on the impact removing such item would have on tax expense
(4)	As of January 31, 2018, comprised of Time Warner Inc. and Charter Communications, Inc. Results prior to January 31, 2018 also included Time Inc.
(5)	2018 includes amount associated with Meredith tender offer for Time Inc. common stock

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Filing of Form 10-Q for CenterPoint Energy, Inc.

Today, CenterPoint Energy, Inc. filed with the Securities and Exchange Commission (SEC) its Quarterly Report on Form 10-Q for the period ended March 31, 2018. A copy of that report is available on the company’s website, under the Investors section. Other filings the company makes with the SEC and certain documents relating to its corporate governance can also be found under the Investors section.

Webcast of Earnings Conference Call

CenterPoint Energy’s management will host an earnings conference call on Friday, May 4, 2018, at 10:00 a.m. Central time/11:00 a.m. Eastern time. Interested parties may listen to a live audio broadcast of the conference call on the company’s website under the Investors section. A replay of the call can be accessed approximately two hours after the completion of the call and will be archived on the website for at least one year.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns 54.0 percent of the common units representing limited partner interests in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp. Enable Midstream Partners owns, operates and develops natural gas and crude oil infrastructure assets. With more than 8,000 employees, CenterPoint Energy and its predecessor companies have been in business for more than 150 years. For more information, go to www.CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future earnings, and future financial performance and results of operations, including, but not limited to earnings guidance, targeted dividend growth rate and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release.

Risks Related to CenterPoint Energy

Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the performance of Enable Midstream Partners, LP (Enable), the amount of cash distributions CenterPoint Energy receives from Enable, Enable’s ability to redeem the Series A Preferred Units in certain circumstances and the value of CenterPoint Energy’s interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as: (A) competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable; (B) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids (NGLs), the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines; (C) the demand for crude oil, natural gas, NGLs and transportation and storage services; (D) environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; (E) recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable; (F) changes in tax status; (G) access to debt and equity capital; and (H) the availability and prices of raw materials and services for current and future construction projects; (2) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns; (3) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment; (4) future

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economic conditions in regional and national markets and their effect on sales, prices and costs; (5) weather variations and other natural phenomena, including the impact of severe weather events on operations and capital; (6) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s and Enable’s businesses, including, among others, energy deregulation or re-regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by our regulated businesses; (7) tax reform and legislation, including the effects of the comprehensive tax reform legislation informally referred to as the Tax Cuts and Jobs Act and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred taxes and CenterPoint Energy’s rates; (8) CenterPoint Energy’s ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms; (9) the timing and extent of changes in commodity prices, particularly natural gas, and the effects of geographic and seasonal commodity price differentials; (10) actions by credit rating agencies; (11) changes in interest rates and their impact on CenterPoint Energy’s costs of borrowing and the valuation of its pension benefit obligation; (12) problems with regulatory approval, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates; (13) local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change; (14) the impact of unplanned facility outages; (15) any direct or indirect effects on CenterPoint Energy’s or Enable’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt CenterPoint Energy’s businesses or the businesses of third parties, or other catastrophic events such as fires, earthquakes, explosions, leaks, floods, droughts, hurricanes, pandemic health events or other occurrences; (16) CenterPoint Energy’s ability to invest planned capital and the timely recovery of CenterPoint Energy’s investment in capital; (17) CenterPoint Energy’s ability to control operation and maintenance costs; (18) the sufficiency of CenterPoint Energy’s insurance coverage, including availability, cost, coverage and terms; (19) the investment performance of CenterPoint Energy’s pension and postretirement benefit plans; (20) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of CenterPoint Energy’s financing and refinancing efforts, including availability of funds in the debt capital markets; (21) changes in rates of inflation; (22) inability of various counterparties to meet their obligations to CenterPoint Energy; (23) non-payment for CenterPoint Energy’s services due to financial distress of its customers; (24) the extent and effectiveness of CenterPoint Energy’s risk management and hedging activities, including but not limited to, its financial and weather hedges; (25) timely and appropriate regulatory actions allowing securitization for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey; (26) CenterPoint Energy’s or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses (including a reduction of interests in Enable, if any, whether through CenterPoint Energy’s decision to sell all or a portion of the Enable common units it owns in the public equity markets or otherwise, subject to certain limitations), which CenterPoint Energy cannot assure will be completed or will have the anticipated benefits to us or Enable; (27) acquisition and merger activities involving CenterPoint Energy or its competitors, including the ability to successfully complete merger, acquisition or divestiture plans; (28) the expected timing, likelihood and benefits of completion of CenterPoint Energy’s proposed merger with Vectren Corporation (Vectren), including the timing, receipt and terms and conditions of any required approvals by Vectren’s shareholders and governmental and regulatory agencies that could reduce anticipated benefits or cause the parties to delay or abandon the proposed transactions, as well as the ability to successfully integrate the businesses and realize anticipated benefits, the possibility that long-term financing for the proposed transactions may not be put in place before the closing of the proposed transactions and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (29) CenterPoint Energy’s or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations; (30) the outcome of litigation; (31) the ability of retail electric providers (REPs), including REP affiliates of NRG and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to CenterPoint Energy and its subsidiaries; (32) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy and RRI), a wholly-owned subsidiary of NRG Energy, Inc. (NRG), and its subsidiaries, currently the subject of bankruptcy proceedings, to satisfy their obligations to CenterPoint Energy, including indemnity obligations; (33) changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation; (34) the timing and outcome of any audits, disputes and other proceedings related to taxes; (35) the effective tax rates; (36) the effect of changes in and application of accounting standards and pronouncements; and (37) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, CenterPoint Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

Risks Related to the Merger

Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the risk that Vectren may be unable to obtain shareholder approval for the proposed transactions, (2) the risk that CenterPoint Energy or Vectren may be unable to obtain governmental and regulatory approvals required for the proposed transactions, or that required governmental and regulatory approvals or agreements with other parties interested therein may delay the proposed transactions or may be subject to or impose adverse conditions or costs, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transactions or could otherwise cause the failure of the proposed transactions to close, (4) the risk that a condition to the closing of the proposed transactions or the committed financing may not be satisfied, (5) the failure to obtain, or to obtain on favorable terms,

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any equity, debt or other financing necessary to complete or permanently finance the proposed transactions and the costs of such financing, (6) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the proposed transactions, (7) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Vectren that could interfere with the proposed transactions, (8) the timing to consummate the proposed transactions, (9) the costs incurred to consummate the proposed transactions, (10) the possibility that the expected cost savings, synergies or other value creation from the proposed transactions will not be realized, or will not be realized within the expected time period, (11) the risk that the companies may not realize fair values from properties that may be required to be sold in connection with the merger, (12) the credit ratings of the companies following the proposed transactions, (13) disruption from the proposed transactions making it more difficult to maintain relationships with customers, employees, regulators or suppliers, and (14) the diversion of management time and attention on the proposed transactions.

Use of Non-GAAP Financial Measures by CenterPoint Energy in Providing Guidance

In addition to presenting its financial results in accordance with generally accepted accounting principles (GAAP), including presentation of net income and diluted earnings per share, CenterPoint Energy also provides guidance based on adjusted net income and adjusted diluted earnings per share, which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable GAAP financial measure. CenterPoint Energy’s adjusted net income and adjusted diluted earnings per share calculation excludes from net income and diluted earnings per share, respectively, the impact of ZENS and related securities and mark-to-market gains or losses resulting from the company’s Energy Services business. CenterPoint Energy is unable to present a quantitative reconciliation of forward looking adjusted net income and adjusted diluted earnings per share because changes in the value of ZENS and related securities and mark-to-market gains or losses resulting from the company’s Energy Services business are not estimable.

Management evaluates the company’s financial performance in part based on adjusted net income and adjusted diluted earnings per share. We believe that presenting these non-GAAP financial measures enhances an investor’s understanding of CenterPoint Energy’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods. The adjustments made in these non-GAAP financial measures exclude items that Management believes does not most accurately reflect the company’s fundamental business performance. These excluded items are reflected in the reconciliation tables of this news release, where applicable. CenterPoint Energy’s adjusted net income and adjusted diluted earnings per share non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, net income and diluted earnings per share, which respectively are the most directly comparable GAAP financial measures. These non-GAAP financial measures also may be different than non-GAAP financial measures used by other companies.

Additional Information and Where to Find It

In connection with the proposed transactions, Vectren expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by Vectren with the SEC at http://www.sec.gov, the SEC’s website, or from Vectren’s website (http://www.vectren.com) under the tab, “Investors” and then under the heading “SEC Filings.” Security holders may also read and copy any reports, statements and other information filed by Vectren with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

CenterPoint Energy, Vectren and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from Vectren’s shareholders with respect to the proposed transactions. Information regarding the directors and executive officers of CenterPoint Energy is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 15, 2018, and information regarding the directors and executive officers of Vectren is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 22, 2018. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed transaction.

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6

CenterPoint Energy, Inc. and Subsidiaries

Statements of Consolidated Income

(Millions of Dollars)

(Unaudited)

	Quarter Ended
	March 31,
	2018	2017 (1)
Revenues:
Utility revenues	$1,894	$1,546
Non-utility revenues	1,261	1,189

Total	3,155	2,735

Expenses:
Utility natural gas	637	450
Non-utility natural gas	1,273	1,129
Operation and maintenance	569	543
Depreciation and amortization	314	226
Taxes other than income taxes	111	96

Total	2,904	2,444

Operating Income	251	291

Other Income (Expense):
Gain on marketable securities	1	44
Loss on indexed debt securities	(18)	(10)
Interest and other finance charges	(78)	(78)
Interest on securitization bonds	(16)	(20)
Equity in earnings of unconsolidated affiliates	69	72
Other - net	3	—

Total	(39)	8

Income Before Income Taxes	212	299

Income Tax Expense	47	107

Net Income	$165	$192

(1)	Restated to reflect the adoption of ASU 2017-07.

Reference is made to the Notes to Unaudited Condensed Consolidated Financial Statements

contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Selected Data From Statements of Consolidated Income

(Millions of Dollars, Except Share and Per Share Amounts)

(Unaudited)

	Quarter Ended March 31,
	2018	2017
Basic Earnings Per Common Share	$0.38	$0.45

Diluted Earnings Per Common Share	$0.38	$0.44

Dividends Declared per Common Share	$—	$0.2675
Dividends Paid per Common Share	$0.2775	$0.2675
Weighted Average Common Shares Outstanding (000):
- Basic	431,231	430,794
- Diluted	434,008	433,348

Operating Income (Loss) by Segment (1)

Electric Transmission & Distribution:
TDU	$99	$66
Bond Companies	16	20

Total Electric Transmission & Distribution	115	86
Natural Gas Distribution	156	168
Energy Services	(26)	35
Other Operations	6	2

Total	$251	$291

(1)	Operating income for the three months ended March 31, 2017 has been restated to reflect the adoption of ASU 2017-07.

Reference is made to the Notes to Unaudited Condensed Consolidated Financial Statements

contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Results of Operations by Segment

(Millions of Dollars)

(Unaudited)

	Electric Transmission & Distribution
	Quarter Ended
	March 31,		% Diff
	2018	2017 (1)	Fav/(Unfav)
Results of Operations:
Revenues:
TDU	$598	$562	6%
Bond Companies	153	77	99%

Total	751	639	18%

Expenses:
Operation and maintenance, excluding Bond Companies	340	340	—
Depreciation and amortization, excluding Bond Companies	98	96	(2%)
Taxes other than income taxes	61	60	(2%)
Bond Companies	137	57	(140%)

Total	636	553	(15%)

Operating Income	$115	$86	34%

Operating Income:
TDU	$99	$66	50%
Bond Companies	16	20	(20%)

Total Segment Operating Income	$115	$86	34%

Electric Transmission & Distribution Operating Data:
Actual MWH Delivered
Residential	5,604,862	5,152,475	9%
Total	19,643,755	18,753,117	5%

Weather (average for service area):
Percentage of 10-year average:
Cooling degree days	170%	258%	(88%)
Heating degree days	93%	43%	50%

Number of metered customers - end of period:
Residential	2,171,715	2,139,413	2%
Total	2,453,844	2,414,193	2%

	Natural Gas Distribution
	Quarter Ended
	March 31,		% Diff
	2018	2017 (1)	Fav/(Unfav)
Results of Operations:
Revenues	$1,153	$916	26%
Natural gas	667	461	(45%)

Gross Margin	486	455	7%

Expenses:
Operation and maintenance	213	189	(13%)
Depreciation and amortization	68	63	(8%)
Taxes other than income taxes	49	35	(40%)

Total	330	287	(15%)

Operating Income	$156	$168	(7%)

Natural Gas Distribution Operating Data:
Throughput data in BCF
Residential	87	62	40%
Commercial and Industrial	94	82	15%

Total Throughput	181	144	26%

Weather (average for service area)
Percentage of 10-year average:
Heating degree days	99%	73%	26%

Number of customers - end of period:
Residential	3,220,262	3,190,678	1%
Commercial and Industrial	257,806	255,869	1%

Total	3,478,068	3,446,547	1%

(1)	Results of operations have been restated to reflect the adoption of ASU 2017-07.

Reference is made to the Notes to Unaudited Condensed Consolidated Financial Statements

contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Results of Operations by Segment

(Millions of Dollars)

(Unaudited)

	Energy Services
	Quarter Ended
	March 31,		% Diff
	2018	2017 (1)	Fav/(Unfav)
Results of Operations:
Revenues	$1,285	$1,196	7%
Natural gas	1,281	1,137	(13%)

Gross Margin	4	59	(93%)

Expenses:
Operation and maintenance	25	21	(19%)
Depreciation and amortization	5	3	(67%)

Total	30	24	(25%)

Operating Income (Loss)	$(26)	$35	(174%)

Timing impacts of mark-to-market gain (loss)	$(80)	$15	(633%)

Energy Services Operating Data:
Throughput data in BCF	375	319	18%

Number of customers - end of period	30,000	31,000	(3%)

	Other Operations
	Quarter Ended
	March 31,		% Diff
	2018	2017 (1)	Fav/(Unfav)
Results of Operations:
Revenues	$4	$4	—
Expenses	(2)	2	200%

Operating Income	$6	$2	200%

Capital Expenditures by Segment

(Millions of Dollars)

(Unaudited)

	Quarter Ended
	March 31,
	2018	2017
Capital Expenditures by Segment
Electric Transmission & Distribution	$207	$202
Natural Gas Distribution	93	89
Energy Services	5	2
Other Operations	18	5

Total	$323	$298

Interest Expense Detail

(Millions of Dollars)

(Unaudited)

	Quarter Ended
	March 31,
	2018	2017
Interest Expense Detail
Amortization of Deferred Financing Cost	$5	$6
Capitalization of Interest Cost	(2)	(2)
Transition and System Restoration Bond Interest Expense	16	20
Other Interest Expense	75	74

Total Interest Expense	$94	$98

(1)	Results of operations have been restated to reflect the adoption of ASU 2017-07.

Reference is made to the Notes to Unaudited Condensed Consolidated Financial Statements

contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Millions of Dollars)

(Unaudited)

	March 31,	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$219	$260
Other current assets	2,830	3,135

Total current assets	3,049	3,395

Property, Plant and Equipment, net	13,205	13,057

Other Assets:
Goodwill	867	867
Regulatory assets	2,213	2,347
Investment in unconsolidated affiliate	2,467	2,472
Preferred units – unconsolidated affiliate	363	363
Other non-current assets	246	235

Total other assets	6,156	6,284

Total Assets	$22,410	$22,736

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term borrowings	$—	$39
Current portion of securitization bonds long-term debt	444	434
Indexed debt	119	122
Current portion of other long-term debt	50	50
Other current liabilities	2,003	2,424

Total current liabilities	2,616	3,069

Other Liabilities:
Accumulated deferred income taxes, net	3,160	3,174
Regulatory liabilities	2,505	2,464
Other non-current liabilities	1,096	1,146

Total other liabilities	6,761	6,784

Long-term Debt:
Securitization bonds	1,260	1,434
Other	6,916	6,761

Total long-term debt	8,176	8,195

Shareholders’ Equity	4,857	4,688

Total Liabilities and Shareholders’ Equity	$22,410	$22,736

Reference is made to the Notes to Unaudited Condensed Consolidated Financial Statements

contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

CenterPoint Energy, Inc. and Subsidiaries

Condensed Statements of Consolidated Cash Flows

(Millions of Dollars)

(Unaudited)

	Three Months Ended March 31,
	2018	2017 (1)
Cash Flows from Operating Activities:
Net income	$165	$192
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	320	232
Deferred income taxes	(17)	85
Write-down of natural gas inventory	1	—
Equity in earnings of unconsolidated affiliate, net of distributions	(9)	(72)
Changes in net regulatory assets	42	15
Changes in other assets and liabilities	(20)	(141)
Other, net	2	6

Net Cash Provided by Operating Activities	484	317

Net Cash Used in Investing Activities	(331)	(372)

Net Cash Used in Financing Activities	(192)	(36)

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(39)	(91)

Cash, Cash Equivalents and Restricted Cash at Beginning of Period	296	381

Cash, Cash Equivalents and Restricted Cash at End of Period	$257	$290

(1)	Restated to reflect the adoption of ASU 2016-15 and 2016-18.

Reference is made to the Notes to Unaudited Condensed Consolidated Financial Statements

contained in the Quarterly Report on Form 10-Q of CenterPoint Energy, Inc.

1st QUARTER 2018 INVESTOR CALL FINANCIAL PERFORMANCE CENTERPOINT VECTREN MERGER Company updates to high end of $1.50 - $1.60 2018 EPS guidance range May 4, 2018

Cautionary Statement This presentation and the oral statements made in connection herewith contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this presentation and the oral statements made in connection herewith are forward-looking statements made in good faith by CenterPoint Energy, Inc. (“CenterPoint Energy” or the “Company”) and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements concerning CenterPoint Energy’s expectations, beliefs, plans, objectives, goals, strategies, future operations, events, financial position, earnings, growth, costs, prospects, capital investments or performance or underlying assumptions (including future regulatory filings and recovery, liquidity, capital resources, balance sheet, cash flow, capital investments and management, financing costs and rate base or customer growth) and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or implied by these statements. You can generally identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will,” or other similar words. The absence of these words, however, does not mean that the statements are not forward-looking. Examples of forward-looking statements in this presentation include statements about our intentions with respect to our proposed acquisition of Vectren Corporation (“Vectren”) (the “Merger”) (including potential strategic opportunities, growth and capabilities of the combined company), our ownership interest in Enable Midstream Partners, LP (“Enable”) (including Enable’s expectations for equity issuances and our potential restructuring of CERC Corp.), growth and guidance (including earnings, dividend and core operating income growth), future financing plans and expectation for liquidity and capital resources and expenditures, anticipated credit ratings, outlooks and other metrics (including adjusted funds from operations to debt), our anticipated regulatory filings, effective tax rate and Energy Services’s guidance operating income target for 2018, among other statements. We have based our forward-looking statements on our management’s beliefs and assumptions based on information currently available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions, and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements. Risks Related to the Merger Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the risk that Vectren may be unable to obtain shareholder approval for the proposed transactions, (2) the risk that CenterPoint Energy or Vectren may be unable to obtain governmental and regulatory approvals required for the proposed transactions, or that required governmental and regulatory approvals or agreements with other parties interested therein may delay the proposed transactions or may be subject to or impose adverse conditions or costs, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transactions or could otherwise cause the failure of the proposed transactions to close, (4) the risk that a condition to the closing of the proposed transactions or the committed financing may not be satisfied, (5) the failure to obtain, or to obtain on favorable terms, any equity, debt or other financing necessary to complete or permanently finance the proposed transactions and the costs of such financing, (6) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the proposed transactions, (7) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Vectren that could interfere with the proposed transactions, (8) the timing to consummate the proposed transactions, (9) the costs incurred to consummate the proposed transactions, (10) the possibility that the expected cost savings, synergies or other value creation from the proposed transactions will not be realized, or will not be realized within the expected time period, (11) the risk that the companies may not realize fair values from properties that may be required to be sold in connection with the merger, (12) the credit ratings of the companies following the proposed transactions, (13) disruption from the proposed transactions making it more difficult to maintain relationships with customers, employees, regulators or suppliers and (14) the diversion of management time and attention on the proposed transactions. The foregoing list of factors is not all inclusive because it is not possible to predict all factors. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include but are not limited to the timing and impact of future regulatory, legislative and IRS decisions, financial market conditions, future market conditions, economic and employment conditions, customer growth, Enable’s performance and ability to pay distributions and other factors described in CenterPoint Energy’s Form 10-K for the year ended December 31, 2017 under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Certain Factors Affecting Future Earnings,” CenterPoint Energy’s Form 10-Q for the quarter ended March 31, 2018 under “Risk Factors” and in other filings with the Securities and Exchange Commission (“SEC”) by the Company, which can be found at www.centerpointenergy.com on the Investor Relations page or on the SEC’s website at www.sec.gov. Slide 9 is derived from Enable’s investor presentation as presented during its Q1 2018 earnings call dated May 2, 2018. This slide is included for informational purposes only. The content has not been verified by us, and we assume no liability for the same. You should consider Enable’s investor materials in the context of its SEC filings and its entire investor presentation, which is available at http://investors.enablemidstream.com. This presentation contains time sensitive information that is accurate as of the date hereof (unless otherwise specified as accurate as of another date). Some of the information in this presentation is unaudited and may be subject to change. We undertake no obligation to update the information presented herein except as required by law. Investors and others should note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of our website. In the future, we will continue to use these channels to distribute material information about the Company and to communicate important information about the Company, key personnel, corporate initiatives, regulatory updates and other matters. Information that we post on our website could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website.

Additional Information Use of Non-GAAP Financial Measures In addition to presenting its financial results in accordance with generally accepted accounting principles (“GAAP”), including presentation of net income and diluted earnings per share, the Company also provides guidance based on adjusted net income and adjusted diluted earnings per share, which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable GAAP financial measure. The Company’s adjusted net income and adjusted diluted earnings per share calculation excludes from net income and diluted earnings per share, respectively, the impact of ZENS and related securities and mark-to-market gains or losses resulting from the Company’s Energy Services business. A reconciliation of net income and diluted earnings per share to the basis used in providing 2018 guidance is provided in this presentation on slide 27. The Company is unable to present a quantitative reconciliation of forward-looking adjusted net income and adjusted diluted earnings per share because changes in the value of ZENS and related securities and mark-to-market gains or losses resulting from the Company’s Energy Services business are not estimable. Management evaluates the Company’s financial performance in part based on adjusted net income and adjusted diluted earnings per share. We believe that presenting these non-GAAP financial measures enhances an investor’s understanding of the Company’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods. Management believes the adjustments made in these non-GAAP financial measures exclude or include items, as applicable, to most accurately reflect the Company’s business performance. These excluded or included items, as applicable, are reflected in the reconciliation tables on slide 27. The Company’s adjusted net income and adjusted diluted earnings per share non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, net income, diluted earnings per share and net cash provided by operating activities, which respectively are the most directly comparable GAAP financial measures. These non-GAAP financial measures also may be different than non-GAAP financial measures used by other companies. Additional Information and Where to Find It In connection with the proposed transactions, Vectren expects to file a proxy statement, as well as other materials, with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by Vectren with the SEC at http://www.sec.gov, the SEC’s website, or from Vectren’s website (http://www.vectren.com) under the tab, “Investors” and then under the heading “SEC Filings.” Security holders may also read and copy any reports, statements and other information filed by Vectren with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.   Participants in the Solicitation The Company, Vectren and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from Vectren’s shareholders with respect to the proposed transactions. Information regarding the directors and executive officers of the Company is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 15, 2018, and information regarding the directors and executive officers of Vectren is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 22, 2018. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed transaction.

Scott Prochazka – President and CEO First Quarter Results Business Segment Highlights Houston Electric Natural Gas Distribution Energy Services Midstream Investments Merger Strategic Rationale Earnings Trajectory Bill Rogers – Executive Vice President and CFO Business Segment Performance Utility Operations EPS Drivers Consolidated EPS Drivers Combined 2020 EPS Potential Financing Plan Credit Outlook CERC Restructuring Appendix Regulatory Update Core Operating Income Reconciliation Net Income Reconciliation Agenda

First Quarter 2018 Performance (1) Refer to slide 27 for reconciliation to GAAP measures and slide 3 for information on non-GAAP measures (2) Excluding ZENS and CES mark-to-market adjustments (3) Primarily due to the annual true-up of transition charges correcting for under-collections that occurred during the preceding 12 months Note: In the following slides, we will refer to public law number 115-97, initially introduced as the Tax Cuts and Jobs Act, as TCJA or simply “tax reform” Additionally, we will refer to the accounting standard for compensation-retirement benefits as ASU 2017-07 Q1 2018 vs. Q1 2017 Drivers(2) h Favorable Variance i Unfavorable Variance Income Tax Rate (TCJA) Energy Services Equity Return(3) Rate Relief Usage, Primarily Weather Customer Growth O&M Depreciation and Amortization Q1 Guidance Basis (Non-GAAP) Diluted EPS (1) Q1 GAAP Diluted EPS $0.44 $0.55 $0.37 $0.38

Electric Transmission and Distribution Highlights TDU core operating income was $99 million in Q1 2018 compared to $66 million in Q1 2017 Added almost 40,000 electric customers year over year Completed construction on and energized Brazos Valley Connection Project in March 2018, ahead of schedule and at a capital cost within the estimated range in the PUCT’s original order Throughput increased 4.7% from Q1 2017 to Q1 2018 Revised TCOS filing originally approved in November 2017 to address certain impacts of tax reform DCRF filed with the PUCT in April addresses certain impacts of tax reform and the increased distribution capital investment since our last filing Note: Please see slide 24 for full detail on regulatory filings TCOS – Transmission Cost of Service; PUCT – Texas Public Utility Commission; DCRF – Distribution Cost Recovery Factor

Natural Gas Distribution Highlights Natural Gas Distribution operating income was $156 million in Q1 2018 compared to $168 million in Q1 2017 Added more than 31,000 natural gas distribution customers year over year Minnesota rate case settlement filed in March Decoupling made a permanent part of the tariff Note: Please see slide 25 for full detail on regulatory filings FRP – Formula Rate Plan; PBRC – Performance Based Rate Change; GRIP – Gas Reliability Infrastructure Program Addresses certain impacts of tax reform Filed an Arkansas FRP, Oklahoma PBRC and Beaumont/East Texas and Texas Gulf GRIPs

Q1 2018 Adjusted Operating Income Operating income was $54 million in Q1 2018 compared to $20 million in Q1 2017, excluding a mark-to-market loss of $80 million and gain of $15 million, respectively Successful integration of recent acquisitions have resulted in commercial opportunities and improved financial performance As a result of this performance, we are adjusting the Energy Services 2018 target operating income from $55 - $65 million to $70 - $80 million Energy Services Highlights Continuum Close (April 1, 2016) AEM Close (January 3, 2017) Adjusted Operating Income(1) (in millions) (1)Excludes mark-to-market gains and (losses) as follows: 2015: $4 million, 2016: ($21 million), 2017: $79 million 2018 Operating Income Projection

Midstream Investments Highlights Record quarterly natural gas gathered volumes, processed volumes, natural gas liquids production and intrastate transported volumes(1) 40 rigs are currently drilling wells to be connected to Enable’s gathering and processing systems(2) Enable does not expect to access the equity markets in 2018 Increased Enable forecast for 2018 net income attributable to common units to $375 - $445 million; translates to $0.44 to $0.51 in CenterPoint guidance basis EPS Source: All information is per Enable’s 1st quarter 2018 earnings presentation dated May 2, 2018 (1) Since Enable’s formation in May 2013 (2) Per Drillinginfo as of April 25, 2018

CenterPoint – Vectren Combined Operations CenterPoint Natural Gas Distribution Electric Transmission and Distribution and Natural Gas Distribution Vectren Natural Gas Distribution Gas & Electric Regulated Generation Over 7 million regulated utility customers in 8 states Solid combined capital investment plan of more than $2 billion per year through 2022 Complementary businesses have a combined footprint covering nearly 40 states

CenterPoint – Vectren Merger Strategic Rationale Complementary Capabilities Combining the Vectren and CenterPoint utilities positions the company as a customer-centric, technology-focused utility of the future CenterPoint experience with smart meters, intelligent grid, data management and leak detection technologies Vectren experience with energy efficiency and infrastructure services Growth More customers for existing products and services New products and services for existing customers More regulated investment Size and Scale Increases geographic and business diversity Allows operating efficiencies and potentially lower cost of capital

CenterPoint – Vectren Combined Business Profile Combined 2017 Operating Income and Equity Earnings(1) 5% (Other) Increased percentage of regulated earnings provides greater confidence in long-term earnings VISCO (part of Vectren “Other”) driven primarily by infrastructure enhancement projects across the LDC market Midstream relative contribution has decreased (1) Excludes transition bonds and mark-to-market

Earnings Trajectory 2018 Update EPS guidance to the high end of the original $1.50 - $1.60(1)(2) range 2019/2020 Maintain expectation of 5 - 7% year-over-year guidance EPS growth rate in 2019(2) and 2020 2021 + Anticipate enhanced growth beyond 2020 due to: Solid capital investment plan and strong rate base growth for combined utilities Constructive regulatory structures including efficient capital recovery mechanisms that provide opportunity for returns at or near allowed ROEs Complementary non-regulated growth driven by utility fundamentals and cross-selling opportunities (1) Refer to slide 27 for reconciliation to GAAP measures and slides 2 and 3 for cautionary statement and information on non-GAAP measures and guidance range considerations (2) On a guidance basis and excluding certain one-time costs associated with the Vectren merger in 2018 and 2019

Scott Prochazka – President and CEO First Quarter Results Business Segment Highlights Houston Electric Natural Gas Distribution Energy Services Midstream Investments Merger Strategic Rationale Earnings Trajectory Bill Rogers – Executive Vice President and CFO Business Segment Performance Utility Operations EPS Drivers Consolidated EPS Drivers Combined 2020 EPS Potential Financing Plan Credit Outlook CERC Restructuring Appendix Regulatory Update Core Operating Income Reconciliation Net Income Reconciliation Agenda

Electric Transmission and Distribution Operating Income Drivers Q1 2017 v Q1 2018 (1) Excludes transition and system restoration bonds; please refer to slide 26 for more detail on core operating income (2) The retrospective adoption of ASU 2017-07 resulted in an increase to 2017 operating income of $8 million and a corresponding decrease to other income (3) Includes higher equity return of $14 million, primarily related to the annual true-up of transition charges correcting for under-collections that occurred during the preceding 12 months and higher operation and maintenance expense of $6 million (4) The company intends to file a non-standard filing for a true up of transition charges for Transition Bond Company IV this May. If approved, this could lower equity return amortization recorded in the second half of 2018 $66 $99 (1) (2) (1) (3) (4) Corresponding offset in federal income tax expense

Natural Gas Distribution Operating Income Drivers Q1 2017 v Q1 2018 (1) The retrospective adoption of ASU 2017-07 resulted in an increase to 2017 operating income of $4 million and a corresponding decrease to other income (2) Includes rate increases, exclusive of the impact of the the TCJA, of $22 million, primarily from Texas rate filings of $11 million, Minnesota interim rates of $5 million and the Arkansas FRP filing of $4 million (3) Includes higher operation and maintenance expenses of $16 million, primarily due to higher labor and benefits, contract services and support services expense (4) Includes the Minnesota property tax refund of $9 million in 2017 (2) (3) (4) (1) Corresponding offset in federal income tax expense

Utility Operations Adjusted Diluted EPS Drivers Q1 2017 v Q1 2018 (Guidance Basis) (1) Excludes equity return; please refer to slide 26 for more detail on core operating income. Utilizes the 2017 tax rate (benefit of 2018 tax rate captured in Other) (2) Excludes transition and system restoration bonds. Utilizes the 2017 tax rate (benefit of 2018 tax rate captured in Other) (3) Higher equity return of $14 million, primarily related to the annual true-up of transition charges correcting for under-collections that occurred during the preceding 12 months. Utilizes the 2017 tax rate (benefit of 2018 tax rate captured in Other) (4) Taxes, including the benefits of TCJA, TCJA revenue reductions, equity AFUDC, other income and Other Operations segment Note: Refer to slide 27 for reconciliation to GAAP measures and slide 3 for information on non-GAAP measures (1) (2) (3) (4) Includes TCJA tax offset to revenue reductions shown on slides 15 and 16

Consolidated Adjusted Diluted EPS Drivers Q1 2017 v Q1 2018 (Guidance Basis) Utility Operations Midstream Investments $0.37 $0.55 Midstream Investments Utility Operations (1) See previous slide (2) Uses an ownership percentage of 54.1% for Q1 2017 and 54.0% for Q1 2018 (3) Midstream Investments components including the decreased tax rate associated with TCJA Note: Refer to slide 27 for reconciliation to GAAP measures and slide 3 for information on non-GAAP measures MTM – Mark-To-Market (1) (2) (3) Midstream Investments Impact (3) Recognized $0.01 MTM gain in first quarter of 2017

Combined 2020 EPS Potential (in millions, except per share amounts) 2020 CenterPoint Net Income Forecast (High-end of $1.50 - $1.60 2018 guidance basis EPS range with 5 - 7% growth in 2019 and 2020)(1) $764 - $794 Vectren Net Income Forecast (Midpoint of $2.80 - $2.90 2018 guidance basis EPS range with 6 - 8% growth in 2019 and 2020)(2) $266 - $276 Combined Net Income Forecast $1,030 - $1,070 Potential Commercial Opportunities + Cost Savings, After-tax ($50 - $100 million, pre-tax) $39 - $78 Expected Additional Interest Expense, After-tax ($3.5 billion at 4%) ($109) Potential Net Income Total $960 - $1,039 Potential Share Count* (434 million plus 90 - 110 million new shares) 524 - 544 Potential Combined Earnings Per Share $1.76 - $1.98 *Potential share count Includes the entirety of the anticipated equity financing for the acquisition of Vectren shares from the issuance of additional CenterPoint common shares. The equity financing may include mandatory convertible or other high equity content securities in addition to common shares. CenterPoint does not intend to sell Enable common units as a source of financing for the Vectren acquisition Also includes modest equity requirements post merger for rate base investment. As stated in prior calls, sales of Enable common units could be a source of funds for these equity requirements (1) On a guidance basis and excluding certain one-time costs associated with the Vectren merger in 2018 and 2019 (2) As provided in Vectren’s first quarter 2018 earnings materials on May 2, 2018

Financing Plan CenterPoint remains committed to solid investment grade credit quality, targeting BBB or better credit ratings at publicly rated borrowing entities $2.5 billion CNP common equity and $3.5 billion of debt expected to be issued prior to close; equity issued in support of credit quality CenterPoint does not intend to sell Enable common units to finance the Vectren merger Assumed Vectren debt forecasted to be $2.5 billion at December 31, 2018 Anticipate consolidated adjusted FFO/total debt of 15% or better by 2020 as determined by the rating agencies’ methodology Enhanced business risk profile as determined by rating agencies: Constructive regulatory jurisdictions with efficient capital recovery mechanisms in place Expanded regulatory utility footprint with strong long-term growth fundamentals and increased geographic diversity

Credit Outlook

CenterPoint Energy

CenterPoint met with all three agencies in advance of announcement and they published on April 24th, one day following the announcement

- *"We expect that after the acquisition closes, the combined entity's financial profile will strengthen gradually from ongoing regulatory recovery of costs such that adjusted funds from operations (FFO) to total debt is consistently above 14%." – S&P Global Ratings*
- *"From a credit perspective, the acquisition does provide some positive qualitative aspects including the geographic and regulatory diversity in the constructive regulatory environments of Indiana and Ohio." – Moody's Investors Service*
- *"Fitch expects CNP to be well positioned relative to its peers. CNP's pro forma FFO-adjusted leverage is estimated to be in the mid-5x in the next two years." – Fitch Ratings*

Current ratings and outlook

	Moody's		S&P		Fitch	
Company/Instrument	Rating	Outlook (1)	Rating	CreditWatch (2)	Rating	Outlook (3)
CenterPoint Energy Senior Unsecured Debt	Baa1	Negative	BBB+	Negative	BBB	Stable
Houston Electric Senior Secured Debt	A1	Stable	A	Negative	A+	Stable
CERC Corp. Senior Unsecured Debt	Baa2	Stable	A-	Negative	BBB	Positive

(1) A Moody's rating outlook is an opinion regarding the likely direction of an issuer's rating over the medium term.
(2) An S&P credit watch assesses the potential direction of a short-term or long-term credit rating.
(3) A Fitch rating outlook indicates the direction a rating is likely to move over a one- to two-year period.

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Planned CERC Reorganization Activities(1) Internal Spin of Midstream Investment out of CERC Objectives Move CERC toward a pure natural gas LDC company; providing better visibility of earnings CNP Midstream spin includes debt with that investment CERC’s pro-forma capital CNP Inc. CERC(2) CNP Midstream Spin of Enable Interest structure would reflect the weighted average capital structure used in rates for its utilities, approximately 52% / 48% equity/debt Intend to complete in 2018 and prior to Vectren merger (1) Subject to continued review and evaluation (2) Forecasted year end 2018 rate base of $3.3 billion; $2.2 billion of long term debt as of March 31, 2018

Agenda Scott Prochazka – President and CEO First Quarter Results Business Segment Highlights Houston Electric Natural Gas Distribution Energy Services Midstream Investments Merger Strategic Rationale Earnings Trajectory Bill Rogers – Executive Vice President and CFO Business Segment Performance Utility Operations EPS Drivers Consolidated EPS Drivers Combined 2020 EPS Potential Financing Plan Credit Outlook CERC Restructuring Appendix Regulatory Update Core Operating Income Reconciliation Net Income Reconciliation

Electric Transmission and Distribution Q1 2018 Regulatory Update Mechanism Docket # Annual Increase (1) ($ in millions) Filing Date Effective Date Approval Date Additional Information DCRF 48226 N/A April 2018 September 2018 TBD Proposes an approximately $83 million revenue requirement starting September 1, 2018 to begin recovering approximately $503.6 million in eligible distribution capital invested in 2017, which does not include the $29 million AMS refund or $3 million additional offsets in the $58 million DCRF charges currently in effect but does include an approximately $39 million reduction to reflect the benefit of the recent decrease in the federal income tax rate. TCOS 48065 N/A February 2018 April 2018 April 2018 Revised TCOS annual revenue application approved in November 2017 by a reduction of $41.6 million to recognize decrease in the federal income tax rate, amortize certain EDIT balances and adjust rate base by EDIT attributable to new plant since the last rate case, all of which are related to the TCJA AMS – Advanced Metering System; DCRF – Distribution Cost Recovery Factor; TCOS – Transmission Cost of Service; TBD – to be determined; EDIT – Excess Deferred Income Taxes (1) Represents proposed increases when effective date and/or approval date is not yet available. Approved rates could differ materially

Natural Gas Distribution Q1 2018 Regulatory Update

CenterPoint Energy

Jurisdiction	Mechanism Docket #	Annual Increase (1) ($ in millions)	Filing Date	Effective Date	Approval Date	Additional Information
South Texas (RRC)	Rate Case 10669	0.5	November 2017	TBD	TBD	Unanimous Settlement Agreement filed with the Railroad Commission in April 2018 that recommends a $3 million annual decrease in current revenues, reflecting approximately $2 million decrease in the federal income tax rate and amortization of certain EDIT balances and establishing a 9.8% ROE for future GRIP filings for the South Texas jurisdiction.
Beaumont/East Texas and Texas Gulf (RRC)	GRIP 10716 10717	14.0	March 2018	July 2018	TBD	Based on net change in invested capital of $72.0 million and reflects approximately $1.1 million decrease in the federal income tax rate.
Arkansas (APSC)	FRP 17-010-FR	7.8	April 2018	October 2018	TBD	Based on ROE of 9.5% as approved in the last rate case and reflects approximately $11.2 million decrease in the federal income tax rate and amortization of EDIT balances.
Mississippi (MPSC)	RRA	4.0	May 2018	July 2018	TBD	Authorized ROE of 9.144% and a capital structure of 50% debt and 50% equity. Reflects approximately $1.7 million decrease in the federal income tax rate.
Minnesota (MPUC)	Rate Case G008/GR-17-285	56.5	August 2017	TBD	TBD	Reflects a proposed 10.0% ROE on a 52.18% equity ratio. Includes a proposal to extend decoupling beyond current expiration date of June 2018. Interim rates reflecting an annual increase of $47.8 million were effective October 1, 2017. A unanimous settlement agreement was filed in March 2018, which is subject to MPUC approval. The settlement agreement increases base rates by $3.9 million, makes decoupling a permanent part of the tariff, incorporates the impact of the decrease in the federal income tax rate and amortization of EDIT balances (approximately $20 million) and establishes or continues tracker recovery mechanisms that account for approximately $13.3 million in the initial filing.
Oklahoma (OCC)	PBRC PUD201800029	5.6	March 2018	TBD	TBD	Based on ROE of 10% and reflects approximately $1.2 million decrease in the federal income tax rate and amortization of certain EDIT balances.

GRIP – Gas Reliability Infrastructure Program; FRP – Formula Rate Plan; PBRC – Performance Based Rate Change; EDIT – Excess Deferred Income Taxes; RRA – Rate Rider Adjustment; TBD – to be determined

(1) Represents proposed increases when effective date and/or approval date is not yet available. Approved rates could differ materially

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Reconciliation: Operating Income to Core Operating Income on a Guidance (Non-GAAP) Basis

Reconciliation: Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS Used in Providing Annual Earnings Guidance